EXHIBIT 8.1

2900 K Street NW North Tower - Suite 200 Washington, DC 20007-5118 202.625.3500 tel www.katten.com

January 27, 2025

Ford Credit Auto Lease Two LLC

c/o Ford Credit SPE Management Office

World Headquarters, Suite 802

One American Road

Dearborn, Michigan 48126

Re:	Ford Credit Auto Lease Trust 2025-A Registration Statement on Form SF-3 File No. 333-265473

Ladies and Gentlemen:

We have acted as special counsel to Ford Credit Auto Lease Two LLC, a Delaware limited liability company (the "Registrant"), and Ford Credit Auto Lease Trust 2025-A, a Delaware statutory trust, as issuer (the "Trust"), in connection with the above-referenced Registration Statement (the "Registration Statement"), and with the issuance by the Trust on the date hereof of its Asset Backed Notes, Class A-1, Class A-2a, Class A-2b, Class A-3, Class A-4 and Class B (collectively, the "Notes"). The Trust is governed by a Second Amended and Restated Trust Agreement, dated as of January 1, 2025 (the "Trust Agreement"), among the Registrant, as depositor, The Bank of New York Mellon, as owner trustee (the "Owner Trustee"), and BNY Mellon Trust of Delaware, as Delaware trustee (the "Delaware Trustee"), and the Notes will be issued under and pursuant to an Indenture, dated as of January 1, 2025 (the "Indenture"), between the Trust and U.S. Bank Trust Company, National Association, as indenture trustee (the "Indenture Trustee"). The Indenture and the Trust Agreement are referred to in this opinion as the "Agreements".

We have examined (a) the Agreements, (b) the prospectus, dated January 22, 2025 (the "Prospectus "), relating to the offering of the Notes and (c) such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

In arriving at the opinion expressed below, we have assumed that each Agreement will be duly authorized by all necessary corporate or limited liability company action on the part of the Registrant, the Indenture Trustee, the Owner Trustee, the Delaware Trustee and any other party to the Agreements and will be duly executed and delivered by the Registrant, the Indenture Trustee, the Owner Trustee, the Delaware Trustee and any other party to the Agreements substantially in the applicable form filed or incorporated by reference as an exhibit to the Registration Statement, and that the Notes will be sold as described in the Prospectus. As to

KATTEN MUCHIN ROSENMAN LLP

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A limited liability partnership including professional corporations

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

Ford Credit Auto Lease Two LLC

January 27, 2025

various questions of fact material to our opinions, we have relied, to the extent we deemed appropriate, on representations, statements and certificates of officers and representatives of the Registrant and others.

As special tax counsel to the Registrant, we have advised the Registrant regarding material federal income tax aspects of the proposed issuance of the Notes under the Agreements. This advice has formed the basis for the description of federal income tax consequences for holders of the Notes under the headings "Summary—Tax Status" and "Tax Considerations" in the Prospectus. We confirm and adopt as our opinion those opinions stated under these headings (in each case subject to the limitations stated in the Prospectus.)

This opinion is based on the facts and circumstances in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters in this opinion could change for the Notes as a result of changes in facts or circumstances, changes in the terms of the documents reviewed by us, or changes in the law after the date of this opinion.

This opinion is based on our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and on the facts and assumptions discussed in this opinion. This opinion letter is limited to the matters stated in this opinion letter, and no opinions are intended to be implied or may be inferred beyond those expressly stated in this opinion letter. In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.

We consent to the filing of this opinion by the Trust under Form 8-K in connection with the offering and sale of the offered Notes, and to references to this firm as special tax counsel to the Registrant under the headings in the Prospectus, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued under the Securities Act of 1933, as amended, for any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Katten Muchin Rosenman LLP